UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007 (December 13, 2007)

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting held on December 13, 2007, the Board of Directors of Linn Energy, LLC (the “Company”) voted to elect Mark E. Ellis as President and Chief Operating Officer to serve until his successor has been duly elected and qualified. As President, Mr. Ellis succeeds Michael C. Linn who will continue to hold the positions of Chairman and Chief Executive Officer.  Under the terms of his employment agreement with the Company, dated December 18, 2006, Mr. Ellis was to be promoted to the position of President and Chief Operating Officer no later than January 1, 2008.

Mr. Ellis, 51, has been the Executive Vice President and Chief Operating Officer of the Company since December 2006.   Mr. Ellis has over 25 years of experience in the oil and gas industry, most recently serving as President, Lower 48 for ConocoPhillips from April 2006 to November 2006. Prior to joining ConocoPhillips, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources from September 2004 to April 2006.  He served as President of Burlington Resources Canada Ltd. in Calgary from October 2000 to September 2004.  Mr. Ellis joined Burlington Resources in 1985 and also held the positions of Vice President of the San Juan Division, Vice President and Chief Engineer and Manager of Acquisitions.

Mr. Ellis has not been a participant in any transaction since January 2007, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

A copy of the press release announcing Mr. Ellis’s election is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated December 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: December 19, 2007	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

99.1	Press Release of Linn Energy, LLC dated December 13, 2007.